EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

                           OPC ACQUISITION CORPORATION

                                       AND

                        ORTHOLINK PHYSICIANS CORPORATION

                          Dated as of December 6, 2000
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                                TABLE OF CONTENTS



                                                                    Page

1. The Merger.....................................................    1
   1.1.  The Merger ..............................................    1
   1.2.  The Closing .............................................    1
   1.3.  Effective Time ..........................................    2

2. Certificate of Incorporation and Bylaws of the Surviving
   Corporation....................................................    2
   2.1.  Certificate of Incorporation.............................    2
   2.2.  Bylaws...................................................    2

3. Directors and Officers of the Surviving Corporation ...........    2
   3.1.  Directors................................................    2
   3.2.  Officers.................................................    2

4. Effect of the Merger on Securities of Merger Sub and OPC.......    3
   4.1.  Merger Sub Stock.........................................    3
   4.2.  OPC Securities. .........................................    3
   4.3.  Exchange of Certificates ................................    5
   4.4.  Adjustment of Exchange Ratio.............................    6
   4.5.  Dissenting Shares........................................    7

5. Representations and Warranties of OPC..........................    7
   5.1.  Existence; Good Standing; Corporate Authority;
         Compliance With Law......................................    7
   5.2.  Authorization, Validity and Effect of Agreements.........    8
   5.3.  Capitalization...........................................    8
   5.4.  Subsidiaries.............................................    9
   5.5.  0ther Interests..........................................    9
   5.6.  No Violation.............................................    9
   5.7.  Financial Statements.....................................    9
   5.8.  Litigation...............................................   10
   5.9.  Absence of Certain Changes...............................   10
   5.10. Taxes....................................................   10
   5.11. Employee Benefit Plans...................................   10
   5.12. Labor Matters............................................   11
   5.13. No Brokers...............................................   11
   5.14. USPI Stock Ownership.....................................   12
   5.15. Medicare Participation/Accreditation.....................   12

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6. Representations and Warranties of USPI and Merger Sub..........   12
   6.1.  Existence; Good Standing; Corporate Authority; Compliance
         With Law.................................................   12
   6.2.  Authorization, Validity and Effect of Agreements.........   13
   6.3.  Capitalization ..........................................   13
   6.4.  Subsidiaries. ...........................................   14
   6.5.  Other Interests .........................................   14
   6.6.  No Violation ............................................   14
   6.7.  Financial Statements ....................................   14
   6.8.  Litigation ..............................................   15
   6.9.  Absence of Certain Changes ..............................   15
   6.10. Taxes ...................................................   15
   6.11. Employee Benefit Plans ..................................   15
   6.12. Labor Matters ...........................................   16
   6.13. USPI Common Stock .......................................   16
   6.14. OPC Stock Ownership .....................................   16
   6.15. Medicare Participation/Accreditation ....................   16

7. Covenants .....................................................   17
   7.1.  Alternative Proposals ...................................   17
   7.2.  Interim Operations ......................................   18
   7.3.  Meeting of OPC Stockholders .............................   20
   7.4.  Filings; Other Action ...................................   20
   7.5.  Inspection of Records ...................................   20
   7.6.  Publicity. ..............................................   20
   7.7.  Proxy Statement .........................................   21
   7.8.  Further Action ..........................................   21
   7.9.  Expenses ................................................   21
   7.10. Insurance; Indemnity ....................................   21
   7.11. Restructuring of Merger .................................   22
   7.12. Governance ..............................................   22
   7.13  Employee Matters ........................................   22
   7.14  Amendments to Physician Practice Management Agreements...   23

8. Conditions ....................................................   23
   8.1.  Conditions to Each Party's Obligation to Effect the
         Merger...................................................   23
   8.2.  Conditions to Obligation of OPC to Effect the
         Merger...................................................   24
   8.3.  Conditions to Obligation of USPI and Merger Sub
         to Effect the Merger.....................................   25

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9. Termination ...................................................   26
   9.1.   Termination by Mutual Consent ..........................   26
   9.2.   Termination by Either USPI or OPC ......................   26
   9.3.   Termination by OPC .....................................   27
   9.4.   Termination by USPI ....................................   27
   9.5.   Effect of Termination and Abandonment ..................   27
   9.6.   Extension; Waiver ......................................   28

10. GeneralProvisions ............................................   28
   10.1.  Nonsurvival of Representations, Warranties and
          Agreements..............................................   28
   10.2.  Notices ................................................   28
   10.3.  Assignment; Binding Effect .............................   28
   10.4.  Entire Agreement .......................................   28
   10.5.  Amendment ..............................................   30
   10.6.  Governing Law ..........................................   30
   10.7.  Counterparts ...........................................   30
   10.8.  Headings ...............................................   30
   10.9.  Interpretation .........................................   30
   10.10. Waivers ................................................   30
   10.11. Incorporation of Disclosure Letters ....................   30
   10.12. Severability ...........................................   30
   10.13. Enforcement of Agreement ...............................   31
   10.14. Subsidiaries ...........................................   31

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                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 6, 2000, among United Surgical Partners International, Inc., a Delaware corporation ("USPI"), OPC Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of USPI ("Merger Sub"), and OrthoLink Physicians Corporation, a Delaware corporation ("OPC").

RECITALS:

      A. The Boards of Directors of USPI and OPC each have determined that a business combination between USPI and OPC is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the condition set forth herein.

      B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      C. USPI, Merger Sub and OPC desire to make certain representations, warranties and agreements in connection with the merger.

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

      1. THE MERGER.

      1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub sha11 be merged with and into OPC in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). OPC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

      1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Greenebaum Doll & McDonald PLLC, 700 Two American Center, 3102 West End Avenue, Nashville, Tennessee at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as USPI and OPC may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

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      1.3. EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

      2. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.

      2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law. Promptly following the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to change the corporation's name to "OrthoLink Physicians Corporation."

      2.2. BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                    ARTICLE 3

      3. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

      3.1. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

      3.2. OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

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                                    ARTICLE 4

      4. EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND OPC.

      4.1. MERGER SUB STOCK. At the Effective Time, each share of the Common Stock, $.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value, of the Surviving Corporation.

      4.2. OPC SECURITIES

      (a) At the Effective Time, each share of the Class A Common Stock, $.01 par value (the "OPC Class A Common Stock"), of OPC issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.59 of a share of Common Stock, $.01 par value (the "USPI Common Stock"), of USPI. As a result of the Merger and without any action on the part of the holder thereof, all shares of OPC Class A Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of OPC Class A Common Stock shall thereafter cease to have any rights with respect to such shares of OPC Class A Common Stock, except the right to receive, without interest, the USPI Common Stock and cash for fractional shares of USPI Common Stock in accordance with Sections 4.3(a) and 4.3(d) upon the surrender of such Certificate.

      (b) At the Effective Time, each share of the Class B Common Stock, $.01 par value (the "OPC Class B Common Stock"), of OPC issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.59 of a share of USPI Common Stock. As a result of the Merger and without any action on the part of the holder thereof, all shares of OPC Class B Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate representing any shares of OPC Class B Common Stock shall thereafter cease to have any rights with respect to such shares of OPC Class B Common Stock, except the right to receive, without interest, the USPI Common Stock and cash for fractional shares of USPI Common Stock in accordance with Sections 4.3(a) and 4.3(d) upon the surrender of such Certificate.

      (c) At the Effective Time, each share of the Common Stock, $.01 par value (the "OPC Common Stock"), of OPC issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.59 of a share of USPI Common Stock. As a result of the Merger and without any action on the part of the holder thereof, all shares of OPC Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate representing any shares of OPC Common Stock shall thereafter cease to have any rights with respect to such shares of OPC Common Stock, except the right to receive, without interest, the USPI

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Common Stock and cash for fractional shares of USPI Common Stock in accordance with Sections 4.3(a) and 4.3(d) upon the surrender of such Certificate.

      (d) The conversion of each share of OPC Class A Common Stock, OPC Class B Common Stock and OPC Common Stock into 0.59 of a share of USPI Common Stock shall hereinafter be referred to as the "Exchange Ratio." Each share of OPC Class A Common Stock, OPC Class B Common Stock or OPC Common Stock issued and held in OPC's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

      (e) All options (individually, an "OPC Option" and collectively, the "OPC Options") outstanding at the Effective Time under any OPC stock option plan (the "OPC Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such OPC Options shall, by virtue of the Merger and without any further action on the part of OPC or the holder of any such OPC Options, be assumed by USPI in such manner that USPI (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that
Section 424 of the Code does not apply to any such OPC Options, would be such a corporation were Section 424 applicable to such option. Each OPC Option assumed by USPI shall be exercisable upon the same terms and conditions as under the applicable OPC Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each such OPC Option shall be exercisable for that whole number of shares of USPI Common Stock (to the nearest whole share) into which the number of shares of OPC Common Stock subject to such OPC Option immediately prior to the Effective Time would be converted under this Section 4.2, and (ii) the option price per share of USPI Common Stock shall be an amount equal to the option price per share of OPC Common Stock subject to such OPC Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional interests. From and after the date of this Agreement, no additional options shall be granted by OPC or its Subsidiaries (as defined in Section 10.14 hereof) under the OPC Stock Option Plans or otherwise.

      (f) At the Effective Time (i) each employee stock option to acquire shares of OPC Common Stock issued pursuant to the OrthoLink, Inc. 1996 Management Stock Option Plan and each stock option to acquire shares of OPC Common Stock issued pursuant to the OrthoLink, Inc. 1996 Directors Stock Option Plan, whether or not then vested or exercisable in accordance with its terms, shall become exercisable in full and (ii) each holder of a then outstanding employee stock option to acquire shares of OPC Common Stock may elect to receive either (x) in settlement thereof a cash payment equal to the excess of $4.50 over the per share exercise price of such option (after conversion pursuant to Section 4.2(e) above), multiplied by the number of shares of USPI Common Stock covered by such option or (y) the number of shares of USPI Common Stock resulting from the application of Section 4.2(e) above, upon exercise of such option.

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      4.3 EXCHANGE OF CERTIFICATES.

      (a) Promptly after the Effective Time, USPI shall mail to each holder of record of shares of OPC Class A Common Stock, OPC Class B Common Stock and OPC Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of OPC Class A Common Stock, OPC Class B Common Stock and OPC Common Stock shall pass, only upon delivery of the Certificates representing such shares to USPI and which shall be in such form and have such other provisions as USPI may determine and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of USPI Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to USPI together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of USPI Common Stock and
(y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of OPC Class A Common Stock, OPC Class B Common Stock and OPC Common Stock. In the event of a transfer of ownership of OPC Class A Common Stock, OPC Class B Common Stock or OPC Common Stock which is not registered in the transfer records of OPC, a certificate representing the proper number of shares of USPI Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such OPC Class A Common Stock, OPC Class B Common Stock or OPC Common Stock is presented to USPI, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      (b) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on USPI Common Stock shall be paid with respect to any shares of OPC Class A Common Stock, OPC
Class B Common Stock or OPC Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of USPI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of USPI Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of USPI Common Stock, less the amount of any withholding taxes which may be required thereon.

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      (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of OPC of the shares of OPC Class A Common Stock, OPC
Class B Common Stock or OPC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of USPI Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4.

      (d) No certificates or scrip representing fractional shares of USPI Common Stock will be issued in the Merger, but in lieu thereof each holder of OPC
Class A Common Stock, OPC Class B Common Stock or OPC Common Stock otherwise entitled to a fractional share of USPI Common Stock will be entitled to receive in accordance with the provisions of this Section 4.3(d) from USPI a cash payment in lieu of such fractional share of USPI Common Stock in an amount equal to such fractional part of a share of USPI Common Stock multiplied by $4.50, without any interest thereon.

      (e) None of USPI, OPC, the Surviving Corporation or any other person shall be liable to any former holder of shares of OPC Class A Common Stock, OPC
Class B Common Stock or OPC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by USPI, the posting by such person of a bond in such reasonable amount as USPI may direct as indemnity against any claim that may be made against it with respect to such Certificate, USPI will issue in exchange for such lost, stolen or destroyed Certificate the shares of USPI Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of USPI Common Stock as provided in Section 4.3(b), deliverable in respect thereof pursuant to this Agreement.

      4.4. ADJUSTMENT OF EXCHANGE RATIO.

      In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of USPI Common Stock, USPI Class A Common Stock (as defined in Section 6.3), USPI Class B Common Stock (as defined in Section 6.3), USPI Preferred Stock (as defined in Section 6.3), OPC Class A Common Stock, OPC Class B Common Stock or OPC Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

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      4.5 DISSENTING SHARES.

      (a) Notwithstanding any other provision of this Agreement to the contrary, shares of OPC Class A Common Stock, OPC Class B Common Stock or OPC Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall have not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive shares of USPI Common Stock. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the shares of USPI Common Stock, upon surrender of the Certificates evidencing such shares.

      (b) OPC shall give USPI (i) prompt notice of any demands for appraisal received by OPC, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by OPC and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. OPC shall not, except with the prior written consent of USPI, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                    ARTICLE 5

      5. REPRESENTATIONS AND WARRANTIES OF OPC.

      Except as set forth in the disclosure letter delivered at or prior to the execution hereof to USPI (the "OPC Disclosure Letter"), OPC represents and warrants to USPI as of the date of this Agreement as follows:

      5.1. EXISTENCE: GOOD STANDING: CORPORATE AUTHORITY: COMPLIANCE WITH LAW. OPC is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. OPC is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of OPC and its Subsidiaries (as defined in Section 10.14) taken as a whole (an "OPC Material Adverse Effect"); provided, however, that an OPC Material Adverse Effect shall not be deemed to include the impact of: (a) the implementation of changes in generally accepted accounting principles; and (b) actions and omissions of OPC or its Subsidiaries taken or permitted with the prior written consent of USPI after the date hereof. OPC has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of OPC's Significant Subsidiaries (as defined in Section 10.14 hereof) is a corporation or partnership duly organized, validly existing

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and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have an OPC Material Adverse Effect. Neither OPC nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which OPC or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have an OPC Material Adverse Effect. OPC and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have an OPC Material Adverse Effect. The copies of OPC's Certificate of Incorporation and Bylaws previously delivered to USPI are true and correct.

      5.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. OPC has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of OPC Class A Common Stock and OPC Common Stock, the consummation by OPC of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of OPC, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

      5.3. CAPITALIZATION. The authorized capital stock of OPC consists of 150,000 shares of Series A Redeemable Preferred Stock, $.01 par value (the "OPC Preferred Stock"), 10,000,000 shares of OPC Class A Common Stock, 1,000,000 shares of OPC Class B Common Stock and 30,000,000 shares of OPC Common Stock. As of the date of this Agreement, there were 5,880,675 shares of OPC Class A Common Stock, 1,000,000 shares of OPC Class B Common Stock, 10,107,922 shares of OPC Common Stock, and no shares of OPC Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of OPC have been issued, except pursuant to the exercise of options outstanding under the OPC Stock Option Plans. OPC has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of OPC on any matter. All issued and outstanding shares of OPC Class A Common Stock, OPC Class B Common Stock and OPC Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate OPC or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of OPC or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of OPC or the Surviving

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Corporation pursuant to any OPC Benefit Plan (as defined in Section 5.11). The
OPC stockholders list previously delivered to USPI is a true and correct list of the holders of record of OPC Class A Common Stock, OPC Class B Common Stock and OPC Common Stock.

      5.4. SUBSIDIARIES. OPC owns directly or indirectly each of the outstanding shares of capital stock of each of OPC's Subsidiaries. Each of the outstanding shares of capital stock of each of OPC's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by OPC free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of OPC has been previously provided to USPI, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

      5.5. OTHER INTERESTS. Except for interests in the OPC Subsidiaries, neither OPC nor any OPC Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

      5.6. NO VIOLATION. Neither the execution and delivery by OPC of this Agreement nor the consummation by OPC of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of OPC; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of its existing OPC Stock Option Plans, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of OPC or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which OPC or any of its Subsidiaries is a party, or by which OPC or any of its Subsidiaries or any of their respective properties is bound or affected; or (iv) other than the filings provided for in Article 1, applicable federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

      5.7. FINANCIAL STATEMENTS. Schedule 5.7 of the OPC Disclosure Letter contains the following financial statements of OPC: (i) unaudited balance sheet and statement of income as of and for the nine months ended September 30, 2000; and (ii) audited balance sheets, statements of income, changes in stockholders' equity and cash flows as of and for the years ended December 31, 1999, 1998 and 1997. Each of the consolidated balance sheets of OPC (including the related notes and schedules) fairly presents the consolidated financial position of OPC and the OPC Subsidiaries as of its date, and each of the consolidated statements of income or operations, stockholders' equity and cash flows of OPC (including any related notes and schedules) fairly presents the results of operations, stockholders' equity or cash flows, as the case may be, of OPC and the OPC Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of OPC and the OPC Subsidiaries at December 31, 1999, including all notes thereto, neither OPC nor any of the OPC Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of OPC or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

      5.8. LITIGATION. There are no actions, suits or proceedings pending against OPC or the OPC Subsidiaries, or, to the actual knowledge of the executive officers of OPC, threatened against OPC or the OPC Subsidiaries at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have an OPC Material Adverse Effect.

      5.9. ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, OPC has conducted its business only in the ordinary course of such business, and there has not been (i) any OPC Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally); (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

      5.10. TAXES. OPC and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects,
(ii) have paid or accrued all taxes shown to be due and payable on such returns,
(iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the OPC Disclosure Letter.

      5.11 EMPLOYEE BENEFIT PLANS. All employee benefit plans and other benefit arrangements covering employees of OPC and the OPC Subsidiaries (the "OPC Benefit Plans") are listed in the OPC Disclosure Letter, except OPC Benefit Plans which are not material. True and complete copies of the OPC Benefit Plans have been made available to USPI. To the extent applicable, the OPC Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement

Income Security Act of 1974, as amended ("ERISA"), and the Code, and any OPC Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified. No OPC Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No OPC Benefit Plan nor OPC has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each OPC Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the actual knowledge of the executive officers of OPC, there are no pending or anticipated material claims against or otherwise involving any of the OPC Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of OPC Benefit Plan activities) has been brought against or with respect to any such OPC Benefit Plan. All material contributions required to be made as of the date hereof to the OPC Benefit Plans have been made or provided for. Since September 25, 1980, neither OPC nor any entity under "common control" with OPC within the meaning of ERISA Section 400 I has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001 (a)(3) of ERISA). Except as required by law, OPC does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and OPC has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

      5.12. LABOR MATTERS. Neither OPC nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of OPC, threatened against OPC or its Subsidiaries relating to their business. To the actual knowledge of the executive officers of OPC, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of OPC or any of its Subsidiaries.

      5.13. NO BROKERS. OPC has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of OPC or USPI to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. OPC is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                       l1

      5.14. USPI STOCK OWNERSHIP, Neither OPC nor any of its Subsidiaries owns any shares of capital stock of USPI or other securities convertible into capital stock of USPI.

      5.15. MEDICARE PARTICIPATION/ACCREDITATION. With respect to each of OPC's surgical centers the business or activities of which includes the provision of services through the Medicare or Medicaid program, such surgical center is certified for participation or enrollment in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs and is in compliance, in all material respects, with the conditions of participation of such programs. Neither OPC nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither OPC nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent. As of the date hereof, an aggregate of six of OPC's surgical centers are either accredited by the Joint Commission on Accreditation of Healthcare Organizations or the Accreditation Association for Ambulatory Health Care.


                                   ARTICLE 6

      6. REPRESENTATIONS AND WARRANTIES OF USPI AND MERGER SUB

      Except as set forth in the disclosure letter delivered at or prior to the execution hereof to OPC (the "USPI Disclosure Letter"), USPI and Merger Sub represent and warrant to OPC as of the date of this Agreement as follows:

      6.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Each of USPI and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. USPI is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of USPI and its Subsidiaries taken as a whole (a "USPI Material Adverse Effect"); provided, however, that a USPI Material Adverse Effect shall not be deemed to include the impact of: (a) the implementation of changes in generally accepted accounting principles; and (b) actions and omissions of USPI or its Subsidiaries taken or permitted with the prior written consent of OPC after the date hereof. USPI has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of USPI's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a USPI Material Adverse Effect. Neither USPI nor any USPI Subsidiary is in violation of any order of any Court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which USPI or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a USPI Material Adverse Effect. USPI and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a USPI Material Adverse Effect. The copies of USPI's Certificate of Incorporation and Bylaws previously delivered to OPC are true and correct.

      6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of USPI and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by USPI and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action, including stockholder approval. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of USPI and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

      6.3. CAPITALIZATION. The authorized capital stock of USPI consists of 31,200 shares of Series A Redeemable Preferred Stock, $.01 par value ("USPI Series A Preferred Stock"), 2,716 shares of Series B Convertible Preferred Stock, $.01 par value ("USPI Series B Preferred Stock"), and 20,000 shares of Series C Convertible Preferred Stock, $.01 par value ("USPI Series C Preferred Stock") (the USPI Series A Preferred Stock, USPI Series B Preferred Stock and USPI Series C Preferred Stock being collectively referred to herein as the "USPI Preferred Stock"), 30,000,000 shares of Class A Common Stock, $.01 par value ("USPI Class A Common Stock"), 3,000,000 shares of Class B Common Stock, $.01 par value ("USPI Class B Common Stock"), and 40,000,000 shares of USPI Common Stock. As of the date of this Agreement, there were 31,200 shares of USPI
Series A Preferred Stock, no shares of USPI Series B Preferred Stock, 18,750 shares of USPI Series C Preferred Stock, 23,357,034 shares of USPI Class A Common Stock, 1,000,000 shares of USPI Class B Common Stock, and 510,140 shares of USPI Common Stock, issued and outstanding. Since such date, no additional shares of capital stock of USPI have been issued except pursuant to the exercise of options outstanding under USPI's stock option plans (the "USPI Stock Option Plans"). USPI has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of USPI on any matter. All such issued and outstanding shares of USPI Preferred Stock, USPI Class A Common Stock, USPI Class B Common Stock and USPI Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate USPI or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of USPI or any of its Subsidiaries.

      6.4. SUBSIDIARIES. USPI owns directly or indirectly each of the outstanding shares of capital stock of each of USPI's Subsidiaries. Each of the outstanding shares of capital stock of each of USPI's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by USPI free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The name and jurisdiction of incorporation of each Subsidiary of USPI has been previously provided to OPC. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, all of which shares are issued and outstanding and owned by USPI. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

      6.5. OTHER INTERESTS. Except for interests in the USPI Subsidiaries, neither USPI nor any USPI Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

      6.6. NO VIOLATION. Neither the execution and delivery by USPI and Merger Sub of this Agreement, nor the consummation by USPI and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of USPI or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the USPI Stock Option Plans, or any grant or award under any of the foregoing;
(iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of USPI or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which USPI or any of its Subsidiaries is a party, or by which USPI or any of its Subsidiaries or any of their respective properties is bound or affected; or (iv) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

      6.7. FINANCIAL STATEMENTS. Schedule 6.7 of the USPI Disclosure Letter contains the following financial statements of USPI: (i) unaudited balance sheet and statement of income as of and for the nine months ended September 30, 2000; and (ii) audited balance sheets, statements of income, changes in stockholders' equity and cash flows as of and for the years ended December 31, 1999 and 1998. Each of the consolidated balance sheets of USPI (including the related notes and schedules) fairly presents the consolidated financial position of USPI and the USPI Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows (including any related notes and schedules) fairly presents the results of operations, stockholders' equity or cash flows, as the case may be, of USPI and the USPI Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of USPI and its Subsidiaries at December 31, 1999, including all notes thereto, neither USPI nor any of the USPI Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of USPI or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

      6.8. LITIGATION. There are no actions, suits or proceedings pending against USPI or the USPI Subsidiaries or, to the actual knowledge of the executive officers of USPI, threatened against USPI or the USPI Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a USPI Material Adverse Effect.

      6.9. ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, USPI has conducted its business only in the ordinary course of such business, and there has not been (i) any USPI Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally); (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

      6.10. TAXES. USPI and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects,
(ii) have paid or accrued all taxes shown to be due and payable on such returns,
(iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the USPI Disclosure Letter.

      6.11. EMPLOYEE BENEFIT PLANS. All employee benefit plans and other benefit arrangements covering employees of USPI and the USPI Subsidiaries (the "USPI Benefit Plans") are listed in the USPI Disclosure Letter, except USPI Benefit Plans which are not material. True and complete copies of the USPI Benefit Plans have been made available to OPC. To the extent applicable, the USPI Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any USPI Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No USPI Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No USPI Benefit Plan nor USPI has incurred any liability or penalty under Section 4975 of the Code or
Section 502(i) of ERISA. Each USPI Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the actual knowledge of the executive officers of USPI, there are no pending or anticipated claims against or otherwise involving any of the USPI

Benefit Plans, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of USPI Benefit Plan activities) has been brought against or with respect to any such USPI Benefit Plan. All material contributions required to be made as of the date hereof to the USPI Benefit Plans have been made or provided for. Since September 25, 1980, neither USPI nor any entity under "common control" with USPI within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Except as required by law, USPI does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and USPI has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

      6.12. LABOR MATTERS. Neither USPI nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of USPI, threatened against USPI or its Subsidiaries relating to their business. To the actual knowledge of the executive officers of USPI, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of USPI or any of its Subsidiaries.

      6.13. USPI COMMON STOCK. The issuance and delivery by USPI of shares of USPI Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of USPI. The shares of USPI Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

      6.14. OPC STOCK OWNERSHIP. Neither USPI nor any of its Subsidiaries owns any shares of capital stock of OPC or other securities convertible into capital stock of OPC.

      6.15. MEDICARE PARTICIPATION/ ACCREDITATION. With respect to each of USPI's surgical centers the business or activities of which includes the provision of services through the Medicare or Medicaid program, such surgical center is certified for participation or enrollment in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs and is in compliance, in all material respects, with the conditions of participation of such programs. Except as set forth in the USPI Disclosure Letter, neither USPI nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither USPI nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent. As of the date hereof, an aggregate of 15 of USPI's surgical centers are either accredited by the Joint Commission on Accreditation of Healthcare Organizations or the Accreditation Association for Ambulatory Health Care.

                                    ARTICLE 7

      7. COVENANTS.

      7.1. ALTERNATIVE PROPOSALS. Prior to the Effective Time, OPC agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its reasonable efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, OPC or any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 7.1; and (c) that it will notify USPI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of OPC from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire OPC pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (i) the Board of Directors of OPC determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, OPC provides written notice to USPI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (iii) subject to any confidentiality agreement with such person or entity (which OPC determined in good faith was required to be executed in order for its Board of Directors to comply with fiduciary duties to stockholders imposed by law), OPC keeps USPI informed of the status (not the terms) of any such discussions or negotiations. Nothing in this Section 7.1 shall (x) permit OPC to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) permit OPC to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, OPC shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of OPC under this Agreement.

      7.2. INTERIM OPERATIONS.

      (a) Prior to the Effective Time, except as set forth in the OPC Disclosure Letter or as contemplated by any other provision of this Agreement, unless USPI has consented in writing thereto, OPC:

         (i) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

         (ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

         (iii) Shall not amend its Certificate of Incorporation or Bylaws;

         (iv) Shall promptly notify USPI of any material emergency or other material change in its condition (financial or otherwise), business or results of operations, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

         (v) Shall not (x) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (z) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice, or (aa) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

         (vi) Shall not (x) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or
(y) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with its stock-based employee benefit plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; and

         (vii) Shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business.

         (viii) Shall take commercially reasonable efforts to reconcile the accounts receivable accounts at two of the managed physician practices, pursuant to the terms previously agreed to by OPC and USPI.

      (b) Prior to the Effective Time, except as set forth in the USPI Disclosure Letter or as contemplated by any other provision of this Agreement, unless OPC has consented in writing thereto, USPI:

         (i) Shall conduct its operations in the ordinary course in substantially the same manner as heretofore conducted;

         (ii) Shall not amend its Certificate of Incorporation;

         (iii) Shall promptly notify OPC of any material emergency or other material change in its condition (financial or otherwise), business or results of operations, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

         (iv) Shall not sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

         (v) Shall not redeem, purchase or otherwise acquire, or propose to redeem, purchase or acquire, a material amount of the outstanding USPI Class A Common Stock or USPI Common Stock;

         (vi) Shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement (including, specifically, contractual rights granted to the holder of the USPI Class B Common Stock), issue any shares of its capital stock at a purchase price of less than $4.50 per share of USPI Common Stock, or (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock at a purchase price of less than $4.50 per share of USPI Common Stock.

         (vii) Shall not declare or make any extraordinary distributions with respect to its capital stock, which distributions are individually, or in the aggregate, material.

      7.3. MEETING OF OPC STOCKHOLDERS. OPC will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of OPC shall recommend such approval and shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Private Placement Memorandum (as defined in Section 7.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of OPC in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law.

      7.4. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, OPC and USPI shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of USPI and OPC shall take all such necessary action.

      7.5. INSPECTION OF RECORDS. From the date hereof to the Effective Time, each of OPC and USPI shall (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of OPC and USPI and their respective Subsidiaries and affiliates, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and
(iii) instruct the employees, counsel and financial advisors of OPC or USPI, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

      7.6. PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter OPC and USPI shall, subject to their respective legal obligations, consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency.

      7.7. PROXY STATEMENT. USPI and OPC shall cooperate and promptly prepare a Proxy Statement/Private Placement Memorandum with respect to the USPI Common Stock issuable in the Merger, a portion of which Proxy Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of OPC in connection with the Merger (the "Proxy Statement/Private Placement Memorandum"). The respective parties will cause the Proxy Statement/Private Placement Memorandum to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. USPI shall use its best efforts to obtain all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. USPI agrees that none of the information supplied or to be supplied by USPI for inclusion in the Proxy Statement/Private Placement Memorandum and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of OPC, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. OPC agrees that none of the information supplied or to be supplied by OPC for inclusion in the Proxy Statement/Private Placement Memorandum and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of OPC, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or relating to USPI will be deemed to have been supplied by USPI and information concerning or relating to OPC will be deemed to have been supplied by OPC. No amendment or supplement to the Proxy Statement/Private Placement Memorandum shall be made by USPI or OPC without the approval of the other party; provided, that either party may amend or supplement the Proxy Statement/Private Placement Memorandum if, upon advice of counsel, failure to do so would result in the Proxy Statement/Private Placement Memorandum containing false and misleading information.

      7.8. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

      7.9. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

      7.10. INSURANCE; INDEMNITY. USPI shall cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, OPC's current directors and officers insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of OPC) with respect to acts or failures to act prior to the Effective Time; provided, however, that in order to maintain or procure such coverage, USPI shall not be required to pay an annual premium in excess of two times the current annual premium paid by OPC for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, USPI shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of OPC or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided that it will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided further that the Surviving Corporation shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The rights of each Indemnified Party hereunder shall be in addition to any other rights the Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation, under the DGCL or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

      7.11. RESTRUCTURING OF MERGER. Upon the mutual agreement of USPI and OPC, the Merger shall be restructured in the form of a forward subsidiary merger of OPC into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of OPC into USPI, with USPI being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

      7.12. GOVERNANCE. USPI's Board of Directors shall take all action necessary to cause Dave A. Alexander, Jr., M.D. and a second physician chosen by OPC and reasonably acceptable to USPI to be elected as directors of USPI for a term expiring at the next annual meeting of stockholders following the Effective Time. If, prior to the Effective Time, Dr. Alexander shall decline or be unable to serve as a director, OPC shall be entitled to designate another person to serve in Dr. Alexander's stead, which person shall be reasonably acceptable to USPI.

      7.13. EMPLOYEE MATTERS. As of the Effective Time, the employees of OPC and each Subsidiary shall continue employment with the Surviving Corporation and the Subsidiaries, respectively. in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the Subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. From and after the Effective Time, subject to applicable law, and except as contemplated hereby with respect to the OPC Stock Option Plans, USPI shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all OPC Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any OPC Benefit Plan (including termination of any OPC Benefit Plan). To the extent any employee benefit plan, program or policy of USPI or its affiliates is made available to the employees of the Surviving Corporation or its Subsidiaries and to the extent permitted by applicable law and the terms of the respective USPI Benefit Plans: (i) service with OPC and the Subsidiaries by any employee prior to the Effective Time shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and
(ii) with respect to any welfare benefit plans to which such employees may become eligible, USPI shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by OPC and the Subsidiaries for their employees prior to the Effective Time. USPI shall be responsible for reasonable severance costs for OPC employees terminated after the Effective Time, in accordance with existing USPI Benefit Plans. Severance payments shall be six to twelve months pay for corporate officers and three months pay for support personnel. USPI shall also pay reasonable moving expenses for employees relocated from Nashville, Tennessee to Dallas, Texas.

      7.14. AMENDMENTS TO PHYSICIAN PRACTICE MANAGEMENT AGREEMENTS. OPC shall use its reasonable efforts to amend all of its physician management agreements, with such amendments to be in form and substance reasonably satisfactory to USPI, and which amendments shall provide as described in Section 8.3(d).

                                   ARTICLE 8

      8. CONDITIONS.

      8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of OPC entitled to vote thereon.

      (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

      (d) All necessary approvals under state securities laws relating to the issuance of the USPI Common Stock to be issued to OPC stockholders in connection with the Merger shall have been received.

      (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

      8.2. CONDITIONS TO OBLIGATION OF OPC TO EFFECT THE MERGER. The obligation of OPC to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) USPI shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of USPI and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except where the failure of such representations and warranties to be so true and correct does not have a USPI Material Adverse Effect, and OPC shall have received a certificate of the President or a Vice President of USPI, dated the Closing Date, certifying to such effect.

      (b) OPC shall have received the opinion of Alston & Bird, special counsel to OPC, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, and that OPC and USPI will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

      (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of USPI and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a USPI Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally).

      (d) USPI shall execute an amendment, in a fonn mutually satisfactory to the parties, to its Registration Rights Agreement and offer each of the OPC stockholders listed on Schedule 8.2(d) hereto the opportunity to execute the amendment and thereby become a party to the Registration Rights Agreement.

      8.3. CONDITIONS TO OBLIGATION OF USPI AND MERGER SUB TO EFFECT THE MERGER. The obligations of USPI and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) OPC shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of OPC contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except where the failure of such representations and warranties to be so true and correct does not have an OPC Material Adverse Effect, and USPI shall have received a certificate of the President or a Vice President of OPC, dated the Closing Date, certifying to such effect.

      (b) USPI shall have received the opinion of Greenebaum Doll & McDonald PLLC, special counsel to USPI, dated the Closing Date, to the effect that no gain or loss will be recognized for federal income tax purposes by USPI, Merger Sub or OPC as a result of the Merger.

      (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of OPC and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an OPC Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally).

      (d) OPC shall have received executed amendments to its physician practice management agreements which include at least 90% of the physicians covered pursuant to management arrangements (including the key physician groups specified in the USPI Disclosure Letter), in form and substance reasonably satisfactory to USPI, which amendments shall provide as follows:

         (i) the management services fees shall be equal to the sum of the following:

         Year 1 - (A) a fixed fee in a dollar amount equal to 11% of the budgeted Net Operating Income ("NOI") of the practice from governmental program revenues, which fee reflects the fair market value of the services rendered by OPC; (B) a variable fee equal to 11% of the NOI of the practice from non-governmental program revenues; and (C) a restructuring fee equal to 2% of fiscal year 2001 budgeted NOI of the practice from all revenues (governmental and non- governmental).

         Year 2 - (A) a fixed fee in a dollar amount equal to 11% of the budgeted NOI of the practice from governmental program revenues, which fee reflects the fair market value of the services rendered by OPC; (B) a variable fee equal to 11% of the NOI of the practice from non- governmental program revenues; and (C) a restructuring fee equal to 1% of fiscal year 2001 budgeted NOI of the practice from all revenues (governmental and non-governmental).

         Year 3 - (A) a fixed fee in a dollar amount equal to 11% of the budgeted NOI of the practice from governmental program revenues, which fee reflects the fair market value of the services rendered by OPC; and (B) a variable fee equal to 11% of the NOI of the practice from non-governmental program revenues.

         Thereafter - (A) a fixed fee in a dollar amount equal to 10% of the budgeted NOI of the practice from governmental program revenues, which fee reflects the fair market value of the services rendered by OPC; and (B) a variable fee equal to 10% of the NOI of the practice from non-governmental program revenues.

         (ii) a reduction in the remaining term of the agreement to fifteen years;

         (iii) the physicians' Professional Corporation {"PC") shall be required to rehire all of its previous employees and to assume all leases for land, buildings and equipment, and to assume all other operations agreements; and;

         (iv) the assumption by PC of all "clinical facility expenses" of the practice.

      (e) USPI shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under the Amended and Restated Credit Agreement dated as of December 18, 1998 among OPC, the lenders named therein and Bank of America, N.A. (formerly known as NationsBank, N.A.), as agent for the lenders, as amended.

      (f) OPC shall have obtained the consent, approval, amendment or waiver of each person whose consent, approval, amendment or waiver shall be required under the contracts listed on Section 5.6 of the OPC Disclosure Letter, such consents, approvals, amendments or waivers shall be on terms reasonably satisfactory to USPI.


                                   ARTICLE 9

      9. TERMINATION.

      9.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of OPC, by the mutual consent of USPI and OPC.

      9.2. TERMINATION BY EITHER USPI OR OPC. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either USPI or OPC if(a) the Merger shall not have been consummated by January 31, 2001, (b) the approval of OPC's stockholders required by Section 8.1 (a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; provided further, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by January 31,2001.

      9.3. TERMINATION BY OPC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of OPC, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, the Board of Directors of OPC determines that such Termination is required by reason of an Alternative Proposal being made, (b) there has been a breach by USPI or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a USPI Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of USPI, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by OPC to USPI.

      9.4. TERMINATION BY USPI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of USPI, if (a) the Board of Directors of OPC shall have withdrawn or modified in a manner adverse to USPI its approval or recommendation of this Agreement or the Merger due to the existence of an Alternative Proposal, or shall have recommended an Alternative Proposal to OPC stockholders, (b) there has been a breach by OPC of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an OPC Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of OPC, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by USPI to OPC.

      9.5. EFFECT OF TERMINATION AND ABANDONMENT.

      (a) In the event that any person shall have made an Alternative Proposal for OPC and thereafter this Agreement is terminated pursuant to Section 9.3(a) or Section 9.4(a), then OPC, if requested by USPI, shall promptly, but in no event later than two days after the date of such request, pay USPI a fee of $2,500,000, which amount shall be payable by wire transfer of same day funds. OPC acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, USPI and Merger Sub would not enter into this Agreement; accordingly, if OPC fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, USPI or Merger Sub commences a suit which results in a judgment against OPC for the fee set forth in this Section 9.5(a), the non-prevailing party shall pay to the prevailing party its costs and expenses (including attorneys'

fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was requested to the date of payment.

      (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
9.5 and Section 7.9, and except for the provisions of Sections 10.2, 10.3, 10.4, 10.6, 10.8, 10.9, 10.10, 10.12 and 10.13. Moreover, in the event of Termination of this Agreement pursuant to Section 9.3 or Section 9.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided, however, that in the event USPI has received the fee payable under
Section 9.5(a) hereof, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Alternative Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against OPC or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Proposal.

      9.6. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

      10. GENERAL PROVISIONS.

      10.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger; provided, however, that the agreements contained in Article 4, Sections 7.9, 7.10 and 7.13 and this Article 10 and the agreements delivered pursuant to this Agreement shall survive the Merger.

      10.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

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
If to USPI or Merger Sub:                 If to OPC:
Donald E. Steen, Chairman                 Dave A. Alexander, Jr., M.D., Chairman
United Surgical Partners                  Robert A. Yeager, President and CEO
International, Inc.                       OrthoLink Physicians Corporation
17103 Preston Road, Suite 200 North       103 Powell Court, Suite 350
Dallas, Texas 75248                       Brentwood, Tennessee 37027
Facsimile: (972) 267-0084                 Facsimile: (615) 376-7480


With a copy to:                           With a copy to:
Stephen T. Braun, Esq.                    J. Vaughan Curtis, Esq.
Greenebaum Doll & McDonald PLLC           Alston & Bird LLP
700 Two American Center                   One Atlantic Center
3102 West End Avenue                      1201 West Peachtree Street
Nashville, Tennessee 37203-1304           Atlanta, Georgia 30309-3424
Facsimile: (615) 760-7300                 Facsimile: (404) 881-7777

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

      10.3. ASSIGNMENTS; BINDING EFFECT. Neither this Agreement nor any of the rights, interests of obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 4 and Section 7.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      10.4. ENTIRE AGREEMENT. This Agreement, the OPC Disclosure Letter, the USPI Disclosure Letter, the previously executed Confidentiality Agreements between OPC and USPI and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

      10.5. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of OPC, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without

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
obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      10.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

      10.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      10.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      10.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

      10.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      10.11. INCORPORATION OF DISCLOSURE LETTERS. The OPC Disclosure Letter and the USPI Disclosure Letter are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      10.12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      10.13. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      10.14. SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner or managing member. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act.

                                                          SIGNATURE PAGE FOLLOWS

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
      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:                                 UNITED SURGICAL PARTNERS
                                        INTERNATIONAL, INC.


BY: /s/ MARK KOPSER                     BY: /s/ DONALD E. STEEN
    ----------------------------            ------------------------------------
        Mark Kopser                             Donald E. Steen
        Executive Vice President                Chairman and Chief Executive
                                                Officer


ATTEST:                                 OPC ACQUISITION CORPORATION


By: /s/ MARK KOPSER                     BY: /s/ DONALD E. STEEN
    ----------------------------------      ------------------------------------
        Mark Kopser                             Donald E. Steen
        Executive Vice President                Chairman and Chief Executive
                                                Officer



ATTEST:                                 ORTHOLINK PHYSICIANS CORPORATION


BY: /s/ DALE L. STEGALL                 BY: /s/ DAVE A. ALEXANDER
    ----------------------------------      ------------------------------------
        Dale L. Stegall                         Dave A. Alexander, Jr., M.D.
        Senior Vice President, General          Chairman of the Board
          Counsel and Secretary

                                       32